Far UV Technologies, Inc.

Far UV Technologies provides continuous, autonomous, safe, and effective Krypton disinfection lighting solutions for occupied settings.


FAR UV
TECHNOLOGIES

Invest

$99 minimum investment

Deadline July 6, 2021
in 2 months

Share Price
$4.95

Total Raised
$0

Valuation
$80,145,925

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, LLC. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Far UV Technologies is enabling the eradication of the pathogens in the built environment and vehicles through its Krypton™ air and surface disinfection lighting products. Krypton™ disinfection lighting provides an effective, safe, and easy to use counter measure for dangerous pathogens in occupied spaces, where transmission is most likely to occur.

Krypton disinfection ceiling lights have been installed for the US armed services and the Pentagon and are also gaining rapid adoption in the healthcare (medical and dental), transportation (airports, airplanes, and buses), education, and commercial real estate markets. These customers are increasingly using Krypton disinfection lighting throughout their facilities and vehicles to autonomously and continuously reduce the viral load in those spaces, whether they might be exposed to SARS-CoV-2, the common cold or flu, foodborne illnesses caused by E coli or Salmonella or hospital-acquired infections caused by MRSA or C. Diff.

Social distancing, wearing masks, better hand hygiene and vaccines have proven to be useful in reducing the spread of COVID-19 but these defensive measures alone have not been good enough as the disease is continuing to spread either due to human error, continuing high concentrations of the viral load or emerging variants. Independent peer-reviewed studies have indicated that providing Far UV solutions in occupied spaces can provide a layer of protection similar to everyone in a space having an additional N95 mask on.

SUCCESS TO DATE

- Secured contracts with NASA, the Air Force, the top levels of the Pentagon, several large corporates and even sovereign nations who have completed extensive peer reviewed confirmation of the safety, efficacy and cost effectiveness.
- Supplier of choice for the Federal Government both through the Congressional SBIR mandate and issuance of National Stock Numbers by the Defense Logistics Agency for their products as a critical supply for the Department of Defense.
- Profitable and growing at a rate of over 6,000% annually into $3.4 trillion of addressable markets.
- Cash-flow positive since inception.
- CEO with multiple exits, including Aspen Aerogels (NYSE: Ticker “ASPN”).

PROBLEM

COVID-19 has been a stark reminder about the biological threats all around us. Social distancing, proper hand hygiene and wearing face masks have helped slow but not stop the spread of COVID-19, nor will they likely stop the next dangerous pathogen which according to recent trends is due to emerge within the next year.

krypton



Even with vaccines, we're still playing defense and not actually killing the dangerous pathogens in the air and on the surfaces all around us. We can't safely begin relaxing our defenses until we reduce the viral load.

For almost 100 years, scientists have known about a spectrum of light that can destroy any virus, bacteria or fungus. It's why over 50% of all drinking water and 70% of all hospital operating rooms are currently protected with ultraviolet light to ensure safety. The only reason germicidal light isn't used everywhere, all the time, is that it has not been suitable for extended use in occupied settings, until now.

SOLUTION

Far UV Technologies has harnessed a new spectrum of Krypton disinfection light around narrower 222nm wavelengths that does not cause damage to human or animal skin or eyes, making it safe for occupied settings while remaining extremely effective against dangerous pathogens.

solution


Conventional 254 nm UVC light
Krypton 222 nm light
SARS-CoV-2
Dead Cells
Squamous Cells
Basal Cells, Melanocytes

Krypton disinfection lighting is most often used in smart ceiling fixtures or upper room disinfection systems where it continuously and autonomously eliminates the threats all around you in the air you breath and on the surfaces that you touch but can also be immediately deployed with our new floor lamps.

krypton


Krypton™
Disinfection Light

A peer-reviewed study published by Hiroshima University confirmed the effectiveness of Far-UV 222 nm against the SARS-CoV-2 virus

- American Journal of Infection Control

BUSINESS MODEL

We sell Krypton disinfection lighting solutions to multiple industries. In many cases our customers are purchasing the equipment and installing it themselves; in other cases, Far UV Technologies will also provide installation services directly or through our preferred contractor network. Far UV Technologies also provides “Disinfection As A Service” for customers who prefer a turnkey disinfection solution.

The Company typically gets paid for its products in advance and has been cash flow positive since inception. It has maintained significant margins as the most trusted brand and is utilizing internally generated cash flows to fund the increasing working capital requirements as it continues to rapidly ramp its sales and production capacity.

MARKET

market



Far UV Technologies is currently private, profitable and is growing at a rate of over 6,000% annually into $3.4 trillion of addressable markets.

We’re providing evidence-based solutions to protect our service members, reopen our schools, keep our first responders and their healthcare facilities and vehicles safe and get transit systems running again to get people back and forth from work to reopen the economy.

KEY PARTNERSHIPS AND AFFILIATIONS

partnerships

NASA

NATIONAL GUARD ASSOCIATION OF THE UNITED STATES

AMERICAN SOCIETY FOR PHOTOBIOLOGY

DEPARTMENT OF DEFENSE UNITED STATES OF AMERICA

INTERNATIONAL IUVA ULTRAVIOLET ASSOCIATION

EDEN PARK ILLUMINATION

USHIO

COLUMBIA UNIVERSITY MEDICAL CENTER

TEAM



PJ Piper
CEO and Founder

PJ Piper is the CEO and founded (began incubating) Far UV Technologies in 2016, long before the COVID-19 pandemic, to research, develop and commercialize far UV technologies to eradicate the world of dangerous pathogens. As Principal Investigator on the Company's NASA and Air Force contracts, Mr. Piper has proven the microbiological efficacy of Krypton disinfection lighting on multiple pathogens, established state of the art research and development facilities, assembled a world class team with over 50 years of UV disinfection experience and scaled manufacturing to commercialize products in the defense, medical, transportation, education and multiple other markets. Mr. Piper previously co-founded and exited multiple successful companies including Aspen Aerogels, an advanced aerogel insulation nanotechnology company (NYSE: Ticker "ASPN"), was a former investment banker at JP Morgan Chase and CIBC and a Board member of Triton Systems.



Michael Clark
VP of Engineering and Sales

Michael Clark serves as Far UV Technologies' VP of Engineering and Sales. Mr. Clark has deep expertise in the lighting electronics space, having been in the lighting industry for 30 years. As Director of Infection Prevention at Ushio America he managed the sales, product and engineering development for KrCl 222nm Far UV lamps and systems and had P&L responsibility for ultraviolet and infrared products for over 8 years before joining Far UV Technologies in 2020. Prior to joining Ushio, Mr. Clark was a General Manager at PerkinElmer and a Country Manager for PerkinElmer Optoelectronics.



Sean Castle, CPA
Director of Finance and Data Analytics

Sean Castle, CPA, is the Director of Finance and Data Analytics for Far UV Technologies. Mr. Castle has an extensive background of corporate finance and accounting, business intelligence, and data analytics across multiple industries. He has directed quantitative studies of market, consumer, and competitor trends, generating action-based data analytics to guide the growth strategies for Countrywide/Bank of America; implemented a money-ball strategy as Director of Salary Cap Management for the NFL Arizona Cardinals; and served as the finance and financial planning and analysis lead for multiple start-up companies over the past 20 years.

GENERAL FAQS

What is Far UV-C disinfection lighting and why is it important?

What types of organisms can Krypton™ disinfection lighting kill?

What Krypton™ products does Far UV Technologies have?

Does Krypton™ lighting replace or augment standard disinfection cleaning practices?

Where should Krypton™ lights be used?

How much area does each light disinfect?

How long will a Krypton™ light last?

Does Krypton™ disinfection lighting have or require FDA or other regulatory approval?

Why is Krypton™ disinfection lighting now considered an essential component to any sanitation solution for healthy building and vehicles?

What is Far UV Technologies' Intellectual Property Position?

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $5,000,000 is raised:

Use	Value	% of Proceeds
Selling, General and Administrative	$1,130,000	22.6%
Research and Development	$625,000	12.5%
Inventory	$3,000,000	60.0%
Intermediary fees	$245,000	4.9%

If the offering's maximum amount of $20,000,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Selling, General and Administrative	$4,520,000	22.6%
Research and Development	$2,500,000	12.5%
Inventory	$12,000,000	60.0%
Intermediary fees	$980,000	4.9%

TERMS

This is a side-by-side offering of Class A Common Stock, under registration exemptions 4(a)(6) and 506(c), in Far UV Technologies, Inc.. Up to $4,999,999.95 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by July 6, 2021 at 12:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Far UV Technologies, Inc. may issue additional securities to raise up to $20,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

20,231,500 shares
× $4.95 per share

$100,145,925 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook
- Twitter
- Instagram

UPDATES

May 6, 2021 • Primary offering of 4,040,404 shares at $4.95

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com